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                                  EXHIBIT 20.1

                              LIST OF SUBSIDIARIES


1.       ERF Enterprise Network Services, Inc., 100% owned by ERF Wireless, Inc.
2.       ERF Wireless Bundled Services, Inc., 100% owned by ERF Wireless, Inc.
3.       ERF Wireless Messaging Services, Inc., 100% owned by ERF Wireless, Inc.